Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

by and between

AssetMark Financial Holdings, Inc.

and

Huatai International Investment Holdings Limited

Dated as of [     ], 2019

-i-

THIS REGISTRATION RIGHTS AGREEMENT, dated as of [     ], 2019, is by and between AssetMark Financial Holdings, Inc., a Delaware corporation (the “Company”), and Huatai International Investment Holdings Limited, a company organized under the laws of the Cayman Islands (“Huatai”).

WHEREAS, in connection with the Company’s initial public offering (the “IPO”) of its shares of common stock, par value $0.001 per share (the “Common Stock”), the parties desire to enter into this Agreement to grant certain registration rights to Huatai on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Certain Definitions.

(a) The following terms shall have the following meanings:

“Affiliate” of any Person means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlling,” “controlled” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Registration Rights Agreement as the same may be in effect at the time such reference becomes operative.

“beneficially own” means, with respect to any Person, securities of which such Person or any of such Person’s Affiliates, directly or indirectly, has “beneficial ownership” as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act, including securities beneficially owned by others with whom such Person or any of its Affiliates has agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities; provided that a Person shall not be deemed to “beneficially own” (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered securities are accepted for payment, purchase or exchange, (ii) any security as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (a) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act, and (b) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report). Without limiting the foregoing, a Person shall be deemed to be the beneficial owner of all Registrable Shares owned of record by any majority-owned subsidiary of such Person.

“Common Stock” has the meaning set forth in the second Recital hereto.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Damages” has the meaning set forth in Section 8(a).

“Demand Registration” has the meaning set forth in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-1” means a registration statement on Form S-1 under the Securities Act or such successor forms thereto permitting registration of securities under the Securities Act.

“Form S-3” means a registration statement on Form S-3 under the Securities Act or such successor forms thereto permitting registration of securities under the Securities Act.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Holder” means Huatai or any Transferee.

“Huatai” has the meaning set forth in the first paragraph of this Agreement. References herein to Huatai shall apply to Transferees, provided that for purposes of all thresholds and limitations herein, the actions of the Transferees shall be aggregated.

“Inspectors” has the meaning set forth in Section 6(a)(viii).

“IPO” has the meaning set forth in the second Recital hereto.

“Lock-Up Agreement” has the meaning set forth in Section 4(a).

“Maximum Offering Size” has the meaning set forth in Section 2(b).

“Minimum Amount” means $60,000,000.

“Non-Requesting Holder” has the meaning set forth in Section 2(a)(i).

“Permitted Transferee” means any Person that is an Affiliate of Huatai.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or any other entity.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Records” has the meaning set forth in Section 6(a)(viii).

“Registering Holder” has the meaning set forth in Section 2(a)(i).

“Registrable Shares” means, at any time, (i) the shares of Common Stock received by Huatai pursuant to the dissolution of AssetMark Holdings LLC in connection with the IPO and (ii) any securities issued by the Company after the date hereof in respect of the Common Stock by way of conversion, exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, but excluding (iii) any and all Common Stock referred to in clauses (i) and (ii) that at any time after the date hereof (a) have been disposed of pursuant to an effective registration statement as declared effective by the SEC, (b) have been sold pursuant to Rule 144 under the Securities Act, (c) have been sold in a transaction where a subsequent public distribution of such securities would not require registration under the Securities Act, (d) are eligible for sale pursuant to Rule 144 under the Securities Act without limitation thereunder on volume or manner of sale, (e) are not outstanding or (f) have been transferred in violation of Section 9 hereof, or to a Person that is not a Permitted Transferee (or any combination of clauses (a), (b), (c), (d), (e) and (f)). It is understood and agreed that, once a security of the kind described in clause (i) or (ii) above becomes a security of the kind described in clause (iii) above, such security shall cease to be a Registrable Share for all purposes of this Agreement and the Company’s obligations regarding Registrable Shares hereunder shall cease to apply with respect to such security.

“Registration Expenses” has the meaning set forth in Section 7(a).

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Requesting Holders” has the meaning set forth in Section 2(a)(i).

“SEC” means the Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of Common Stock and, if at any time “Registrable Shares” includes securities of the Company other than Common Stock, the class or classes of such other securities of the Company.

“Shelf Registration” has the meaning set forth in Section 2(e).

“Suspension Period” has the meaning set forth in Section 2(c)(iv).

“Termination Date” means the first date on which neither Huatai nor a Transferee holds any Registrable Shares.

“Transferee” means any Permitted Transferee to which Huatai has transferred or assigned all or a portion of its rights hereunder pursuant to Section 10.

“underwritten offering” means a registered offering in which Shares of the Company are sold to one or more underwriters on a firm-commitment basis for reoffering to the public pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or S-8 or any similar or successor form.

(b) Other Definitional and Interpretative Provisions. Unless the context requires otherwise:

(i) references to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(iii) “including” shall be construed as inclusive without limitation, in each case notwithstanding the absence of any express statement to such effect, or the presence of such express statement in some contexts and not in others;

(iv) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular;

(v) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(vi) references to “Section” are references to Sections of this Agreement;

(vii) words such as “herein,” “hereof,” “hereunder” and words of like import when used in this Agreement refer to this Agreement as a whole;

(viii) captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof;

(ix) references to “business day” mean any day except Saturday, Sunday, any day that is a legal holiday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close;

(x) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and

(xi) references to “dollars” and “$” mean U.S. dollars.

Section 2. Demand Registration.

(a) Right to Request Registration.

(i) Subject to the provisions hereof, if, at any time following the date of the pricing of the IPO until the Termination Date, a Holder or group of Holders holding at least 25% of the Registrable Shares held by all Holders (the “Requesting Holders”) requests registration under the Securities Act of all or part of the Registrable Shares held by such Requesting Holders (a “Demand Registration”), then the Company shall promptly give notice of such requested registration, at least 20 business days prior to the anticipated filing date of the Registration Statement relating to such Demand Registration, to each Holder who did not make such request (the “Non-Requesting Holders”) and thereupon shall use its reasonable best efforts to effect, as promptly as practicable, the registration under the Securities Act of (i) all Registrable Shares for which the Requesting Holders have requested registration under this Section 2(a) and (ii) subject to the restrictions set forth in Section 2(a)(ii), Section 2(c) and Section 3, all Registrable Shares that any Non-Requesting Holder has requested the Company to register by request received by the Company not more than 10 business days after such Non-Requesting Holder receives the Company’s notice of the Demand Registration (such Non-Requesting Holders, together with the Requesting Holders, the “Registering Holders”).

(ii) Promptly after the expiration of the 10-business day-period referred to in Section 2(a)(i), the Company shall notify all Registering Holders of the identities of the other Registering Holders and the number of Registrable Shares requested to be included therein. At any time prior to the effective date of the Registration Statement relating to such Demand Registration, the Requesting Holders may revoke such request, without liability to any of the other Registering Holders, by providing a notice to the Company revoking such request.

(iii) If any of the Registrable Shares covered by a Demand Registration are to be sold in an underwritten offering, the Company shall have the right to select the managing underwriter or underwriters to lead the offering.

(iv) The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Registration is effected.

(b) Priority on Demand Registration. If such Demand Registration is an underwritten offering and the managing underwriters of the requested Demand Registration advise the Company and the Requesting Holders that in their opinion the number of Shares proposed to be included in the Demand Registration (including any securities that the Company proposes to include that are not Registrable Shares) exceeds the largest number of Shares which can be sold in such underwritten offering without having an adverse effect on such offering (including the price per share of the Shares proposed to be sold in such underwritten offering) (the “Maximum Offering Size”), the Company shall include in such Demand Registration, in the priority listed below, up to the Maximum Offering Size:

(i) first, all Registrable Shares requested to be registered by the Requesting Holders (in the case of multiple Requesting Holders, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Requesting Holders on the basis of the relative number of Registrable Shares so requested to be included in such Demand Registration by each);

(ii) second, all Registrable Shares requested to be included in such registration by any other Registering Holder (in the case of multiple other Registering Holders, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such other Registering Holders on the basis of the relative number of Registrable Shares so requested to be included in such Demand Registration by each such Registering Holder); and

(iii) third, any Shares proposed to be registered by any other Persons (including the Company), with such priorities among them as the Company shall determine.

(c) Restrictions on Demand Registration.

(i) Subject to Section 2(c)(iii), the Company shall not be obligated to effect more than four Demand Registrations in total, other than Demand Registrations to be effected pursuant to a Registration Statement on Form S-3, for which an unlimited total number of Demand Registrations shall be permitted, and in no event shall the Company be required to effect more than one Demand Registration hereunder within any six-month period.

(ii) Neither Huatai nor any Transferee shall be entitled to request a Demand Registration (i) within six months after Huatai or any Transferee has sold Shares in a Piggyback Registration or (ii) at any time when the Company is diligently pursuing a primary or secondary underwritten offering.

(iii) The Company shall not be obligated to effect a Demand Registration unless the aggregate gross proceeds expected to be received from the sale of the Registrable Shares by the Requesting Holders equals or exceeds the Minimum Amount (based on the then-current market prices).

(iv) The Company may postpone effecting a Registration Statement pursuant to this Section 2 and, if it so chooses, withdraw any Registration Statement that has been filed, on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days, if (1) an investment banking firm of recognized national standing shall advise the Company and the Requesting Holders in writing that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced, (2) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company, or (3) the Company determines, in good faith and in its sole discretion, that the registration or offering to be delayed would, if not delayed, adversely affect the Company and its subsidiaries taken as a whole or interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons or any other reason. Any period during which the Company has delayed effecting a Registration Statement pursuant to this Section 2(c)(iv) is herein referred to as a “Suspension Period.” If, pursuant to this Section 2(c)(iv), the Company delays or withdraws a Demand Registration requested by the Requesting Holders, the Requesting Holders shall be entitled to withdraw such request and, if so withdrawn, such request shall not count as a registration for purposes of this Section 2. The Company shall provide prompt written notice to the Registering Holders of the commencement and termination of any Suspension Period (and any withdrawal of a registration statement pursuant to this Section 2(c)(iv)), but shall not be obligated under this Agreement to disclose the reasons therefor. The Registering Holders receiving such notice shall keep the existence of each Suspension Period confidential and refrain from making offers and sales of Registrable Shares (and direct any other Persons making such offers and sales to refrain from doing so) during each Suspension Period. In no event shall a Suspension Period or Suspension Periods be in effect for an aggregate of more than 180 days in any calendar year.

(d) Effective Demand Registration. A Demand Registration shall not be deemed to have occurred:

(i) unless the Registration Statement relating thereto (1) has become effective under the Securities Act and (2) has remained effective for a period of at least 60 days (or such shorter period in which all Registrable Shares of the Registering Holders included in such registration have actually been sold thereunder); provided that such Registration Statement shall not be considered a Demand Registration if (x) after such Registration Statement becomes effective, such Registration Statement or the related offer, sale or distribution of Registrable Shares thereunder is interfered with by any stop order, injunction or other order or restriction imposed by the SEC or any other Governmental Entity for any reason not attributable to the Registering Holders and such interference is not thereafter eliminated so as to permit the completion of the contemplated distribution of Registrable Shares or (y) in the case of an underwritten offering, the conditions specified in the related underwriting agreement, if any, are not satisfied or waived for any reason not attributable to the Registering Holders; and as a result of any such circumstances described in clause (x) or (y), less than 75% of the Registrable Shares covered by such Registration Statement have been sold thereunder; or

(ii) if the Maximum Offering Size is reduced in accordance with Section 2(b) such that less than 50% of the Registrable Shares of the Requesting Holders sought to be included in such registration are included.

(e) Shelf Registration. At any time when the Company is eligible to use Form S-3 prior to the Termination Date, upon the request of the Requesting Holders, the Company shall use its reasonable best efforts to file a “shelf” registration statement (the “Shelf Registration”) with respect to the Registrable Shares and to cause such Shelf Registration to become effective and to keep such Shelf Registration in effect until the earlier of (x) the three-year anniversary of the most recent effective date of such Shelf Registration and (y) the date the Registering Holders cease to hold any of the Registrable Shares covered by such Shelf Registration. Any offer or sale of Registrable Shares pursuant to the Shelf Registration in any underwritten offering shall be deemed to be a Demand Registration subject to the provisions of this Section 2. The Company may, in its sole discretion, elect to effectuate a Demand Registration pursuant to a Shelf Registration if, at the time the request for such Demand Registration was made, the Company had in effect a Shelf Registration pursuant to which such offering can be effected.

Section 3. Piggyback Registrations.

(a) Right to Piggyback. If, at any time following the IPO at which any Holder owns any Registrable Shares (but prior to the Termination Date), the Company proposes to register any Shares under the Securities Act (other than on a registration statement on Form S-8, F-8, S-4 or F-4 or any other registration relating to Shares issuable upon exercise or vesting of employee equity grants or in connection with any employee benefit plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person), whether for its own account or for the account of one or more holders of Shares (other than the Holders), the Company shall, each such time, give prompt notice at least 10 business days prior to the anticipated filing date of the registration statement relating to such registration to each Holder (to the extent such Holder holds any Registrable Shares on the date such notice is to be sent), which notice shall set forth such Holder’s rights under this Section 3 and shall offer such Holder the opportunity to include in such registration statement the number of Registrable Shares such Holder may request (a “Piggyback Registration”), subject to the provisions of Section 3(b). Upon the request of a Holder made within 5 business days after its receipt of notice from the Company, or such shorter time as is reasonably specified by the Company in light of the circumstances in the case of a primary offering but in no event less than two business days (which request shall specify the number of Registrable Shares requested to be registered in such Piggyback Registration), the Company shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Shares with respect to which the Company has received a written request for inclusion therein from such Holder; provided that (i) any Holder requesting to include its Registrable Shares in the Company’s registration must sell its Registrable Shares on the same terms and conditions provided for in the underwriting or other distribution arrangements approved by the Company and that apply to the Company or the other holders of Shares involved in the registration, as applicable, and (ii) if, at any time after giving notice of its intention to register any Shares pursuant to this Section 3(a) and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to each Holder that requested its Registrable Shares to be included therein and, thereupon, shall be relieved of its obligation to register any Registrable Shares in connection with such registration. No registration effected under this Section 3 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2. The Company shall pay all Registration Expenses in connection with each Piggyback Registration.

(b) Priority on Primary Piggyback Registrations. If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters advise the Company that in their opinion the number of Shares proposed to be included in such offering exceeds the Maximum Offering Size, the Company shall include in such registration and offering, in the following priority, up to the Maximum Offering Size (i) first, the number of Shares that the Company proposes to sell, and (ii) second, the number of Shares requested to be included therein by holders of Shares, including the Holders (to the extent such Holders have requested to include Registrable Shares in such Piggyback Registration), pro rata among all such holders on the basis of the number of Shares requested to be included therein by such holders or as such holders and the Company may otherwise agree.

(c) Priority on Secondary Piggyback Registrations. If a Piggyback Registration is initiated as an underwritten registration on behalf of a holder of Shares other than a Holder, and the managing underwriters advise the Company that in their opinion the number of Shares proposed to be included in such registration exceeds the Maximum Offering Size, then the Company shall include in such registration (i) first, the number of Shares requested to be included therein by the holder(s) requesting such registration, (ii) second, the number of Shares requested to be included therein by other holders of Shares including the Holders (to the extent such Holders have requested to include Registrable Shares in such Piggyback Registration), pro rata among such holders on the basis of the number of Shares requested to be included therein by such holders or as such holders and the Company may otherwise agree and (iii) third, the number of Shares that the Company proposes to sell.

(d) Selection of Underwriters. If any Piggyback Registration is a primary or secondary underwritten offering, the Company shall have the right to select the managing underwriter or underwriters to administer such offering.

Section 4. Lock-up Arrangements.

(a) If the Company sells Shares or other securities convertible into or exchangeable for (or otherwise representing a right to acquire) Shares in a primary underwritten offering pursuant to any registration statement under the Securities Act (whether or not any Holder is given an opportunity to participate), or if any other Person sells Shares in a secondary underwritten offering pursuant to a Piggyback Registration, and if the managing underwriters for such offering advise the Company (in which case the Company promptly shall notify the Holders), or if the Company determines in its sole discretion, that a public sale or distribution of Shares outside such offering would adversely affect such offering, then, if requested by the Company, neither the Company nor any Holder shall sell, transfer, pledge, issue, grant or otherwise dispose of, directly or indirectly (including by means of any short sale), or request the registration of, any Registrable Shares or former Registrable Shares (or any securities of any Person that are convertible into or exchangeable for, or otherwise represent a right to acquire, any such shares) (except as part of such underwritten offering or with the consent of the underwriters in such offering) (such agreement not to sell, a “Lock-Up Agreement”) during the period beginning 7 days prior to, and extending through the 90th day after, the effective date of the applicable registration statement (or, in the case of an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule) under the Securities Act, the date that the applicable public offering commences), or such earlier time as the Company and the managing underwriters shall agree. Notwithstanding the foregoing, no Holder shall be obligated to execute a Lock-Up Agreement unless the Company and each other selling stockholder, if any, in such offering also executes agreements substantially similar to such Lock-Up Agreement. The provisions of this Section 4 shall apply as long as any Holder is the beneficial owner of any Registrable Shares or any Shares that were but have ceased to be Registrable Shares.

(b) Notwithstanding any other provision of this Agreement, the Company shall not be obligated to take any action hereunder that would violate any lock-up or similar restriction binding on the Company in connection with a prior or pending registration or underwritten offering.

Section 5. Participating in Underwritten Offering. No Holder may participate in any underwritten offering hereunder unless such Holder (i) agrees to sell such Holder’s Registrable Shares on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights, including without limitation arranging for any necessary opinions of counsel with respect to such Holder and its Registrable Shares.

Section 6. Registration Procedures.

(a) Whenever a Holder requests that any Registrable Shares be registered pursuant to this Agreement, subject to the provisions of this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Shares in accordance with the intended methods of disposition thereof as soon as practical as provided herein, and, pursuant thereto, the Company shall, as soon as practical as provided herein:

(i) use its reasonable best efforts to prepare and file with the SEC a Registration Statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Shares to be registered thereunder in accordance with the intended method of distribution thereof and cause such Registration Statement to become effective (unless it is automatically effective upon filing);

(ii) use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective for the relevant period required hereunder, but no longer than is necessary to complete the distribution of the Shares covered by such Registration Statement; and before filing such Registration Statement or Prospectus used in connection therewith or any amendments or supplements thereto, if requested, furnish to the Registering Holders and their counsels copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus and one set of the exhibits incorporated by reference, and such Holders and their counsels shall have a reasonable opportunity to review and comment on any information pertaining to such Holders that is contained in such Registration Statement or Prospectus (or amendment or supplement thereto);

(iii) furnish to each Registering Holder and each managing underwriter, if any, without charge, conformed copies of each Registration Statement and amendment thereto and copies of each supplement thereto promptly after they are filed with the SEC (but only one set of exhibits thereto need be provided) and deliver, without charge, such number of copies of the preliminary and final Prospectus and any supplement thereto as the Registering Holders may reasonably request to facilitate the disposition of the Registrable Shares covered by such Registration Statement in conformity with the requirements of the Securities Act;

(iv) promptly notify the Registering Holders of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order, or to remove or withdraw any order suspending the effectiveness of any Registration Statement, or lift any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

(v) use reasonable best efforts to register or qualify such Registrable Shares under such other securities or “blue sky” laws of such U.S. jurisdictions as the Registering Holders reasonably request (in light of such Holders’ intended plan of distribution) and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement; provided that the Company will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

(vi) promptly notify the Registering Holders, at any time when a Prospectus relating thereto would be required under the Securities Act to be delivered by such distributor, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall use its reasonable best efforts to prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registering Holders agree that, upon receipt of any notice form the Company of the happening of any event of the kind described in this subparagraph, the Registering Holders shall immediately discontinue (and direct any other Persons making offers and sales of Registrable Shares to immediately discontinue) offers and sales of the Registrable Shares pursuant to the Registration Statement covering such Registrable Share until the Registering Holders are advised in writing by the Company that the use of the Prospectus may be resumed or it is furnished with a supplemented or amended Prospectus and, if so directed by the Company, the Registering Holders will deliver to the Company all copies, other than permanent file copies then in any Registering Holder’s possession, of the Prospectus covering such Registrable Shares as of the time of receipt of such notice from the Company;

(vii) in the case of an underwritten offering in which a Holder participates pursuant to a Demand Registration or a Piggyback Registration, enter into customary agreements (including an underwriting agreement in customary form), and take all such other customary and reasonable actions as are reasonably required to expedite or facilitate the disposition of such Registrable Shares (including making members of senior management of the Company available at reasonable times and places to participate in “road shows,” investor calls and similar marketing efforts);

(viii) upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company (should the Company, in its sole discretion, require such confidentiality agreements), make available for inspection by the Registering Holders and any managing underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Agreement and any attorney, accountant or other professional retained by the Registering Holders or such managing underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspector in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (1) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (2) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided that in no event shall the Company be required to disclose Records the disclosure of which is prohibited by applicable law or pre-existing applicable contractual restrictions. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Registrable Shares unless and until such information is made generally available to the public. Each Holder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(ix) use its reasonable best efforts to cause all such Registrable Shares to be listed on any securities exchange or quotation system on which any of the Registrable Shares are then listed or traded;

(x) provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement;

(xi) furnish to each managing underwriter, if any, a signed counterpart, addressed to such managing underwriter, of (1) an opinion or opinions of counsel to the Company and (2) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter reasonably requests;

(xii) make generally available to its stockholders a consolidated earnings statement (which need not be audited) for a period of 12 months beginning after the effective date of the Registration Statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earnings statement under Section 11(a) of the Securities Act and Rule 158 thereunder; and

(xiii) promptly notify the Registering Holders and the managing underwriter of any underwritten offering, if any:

(1) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(2) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding Huatai and/or any Transferee; and

(3) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or blue sky laws of any jurisdiction.

For the avoidance of doubt, the provisions of clauses (vii), (viii), (xii) and (xiii) of this Section 6(a) shall apply only in respect of an underwritten offering and only if (based on market prices at the time the offering is requested by Huatai and/or any Transferee) the number of Registrable Shares to be sold in the offering would reasonably be expected to yield gross proceeds to the Requesting Holders of at least the Minimum Amount.

(b) At all times after the Company has filed a registration statement with the SEC pursuant to the requirements of the Securities Act that covers any Registrable Shares and until the Termination Date, the Company shall use reasonable best efforts to continuously maintain in effect the registration statement of Common Stock under Section 12 of the Exchange Act and to use reasonable best efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, all to the extent required to enable the Holders to be eligible to sell Registrable Shares (if any) pursuant to Rule 144 under the Securities Act.

(c) The Company may require, and each Holder agrees to provide, information regarding the Holders and any distributor of the Registrable Shares and the distribution of such securities as the Company may from time to time reasonably request. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to file a Registration Statement or include Registrable Shares in a Registration Statement unless it has received from the Registering Holders, at least five days prior to the anticipated filing date of the Registration Statement, requested information required to be provided by Huatai and/or any Transferee for inclusion therein.

(d) The Company may prepare and deliver an issuer free-writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free-writing prospectus. No Holder or any other seller of Registrable Shares may use a free-writing prospectus to offer or sell any such shares without the Company’s prior written consent.

(e) It is understood and agreed that any failure of the Company to file a Registration Statement or any amendment or supplement thereto or to cause any such document to become or remain effective or usable within or for any particular period of time as provided in this Agreement, due to reasons that are not reasonably within its control, or due to any refusal of the SEC to permit a registration statement or prospectus to become or remain effective or to be used because of unresolved SEC comments thereon (or on any documents incorporated therein by reference) despite the Company’s good faith and reasonable best efforts to resolve those comments, shall not be a breach of this Agreement.

(f) It is further understood and agreed that the Company shall not have any obligations under this Section 6 at any time on or after the Termination Date, unless an underwritten offering in which a Holder participates has been priced but not closed prior to the Termination Date, in which event the Company’s obligations hereunder shall continue with respect to such offering until it is so closed (but not more than 60 days after the commencement of the offering).

Section 7. Registration Expenses.

(a) Subject to the next sentence, all expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees; fees and expenses of compliance with securities or “blue sky” laws; FINRA fees; listing application fees; expenses in connection with the preparation and printing of any Registration Statements, Prospectuses and other documents in connection therewith and any amendments or supplements thereto; cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto; transfer agent’s and registrar’s fees; and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein referred to as “Registration Expenses”) (but not including any underwriting discounts or commissions attributable to the sale of Registrable Shares or fees and expenses of counsel and any other advisor representing any underwriters or other distributors), shall be borne by the Company. The Registering Holders shall bear all underwriting discounts and commissions associated with any sale of Registrable Shares and shall pay all of their costs and expenses, including all fees and expenses of any counsel (and any other advisers) representing the Holders and any expenses in connection with the Stock Exchange of Hong Kong Limited, the Shanghai Stock Exchange or the China Securities Regulatory Commission as well as any stock transfer taxes.

(b) The obligation of the Company to bear the expenses described in Section 7(a) shall apply irrespective of whether a registration, once properly demanded or requested, becomes effective or is withdrawn or suspended; provided, however, that Registration Expenses for any Registration Statement withdrawn solely at the request of a Holder (unless withdrawn following commencement of a Suspension Period pursuant to Section 2(c)(iv)) shall be borne by the Holders.

Section 8. Indemnification.

(a) The Company shall indemnify, to the fullest extent permitted by law, each Holder and each Person who controls a Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) (“Damages”) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus relating to the Registrable Shares or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages arise out of or are based upon information furnished to the Company by or on behalf of a Holder expressly for use therein. In connection with an underwritten offering in which a Holder participates conducted pursuant to a registration effected hereunder, the Company shall indemnify each participating underwriter and each Person who controls such underwriter (within the meaning of the Securities Act) to the same extent as provided in this Section 8(a) with respect to the indemnification of the Holders, mutatis mutandis.

(b) Each Holder holding Registrable Shares included in any Registration Statement shall jointly and severally indemnify, to the fullest extent permitted by law, the Company, its officers and directors and each Person (other than Holders) who controls the Company (within the meaning of the Securities Act) against all Damages arising out of or based upon any untrue or alleged untrue statement of material fact contained in such Registration Statement or related Prospectus, or any amendment or supplement thereto, or any preliminary or free writing prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as such Damages arise out of or are based upon information furnished to the Company by or on behalf of a Holder expressly for use therein. In connection with an underwritten offering in which a Holder participates conducted pursuant to a registration effected hereunder, each Holder holding Registrable Shares included in any Registration Statement shall jointly and severally indemnify each participating underwriter and each Person who controls such underwriter (within the meaning of the Securities Act) to the same extent as provided in this Section 8(b) with respect to the Holders’ indemnification of the Company. No Holder shall be liable under this Section 8(b) for any Damages in excess of the aggregate net proceeds realized by the Holders in the sale of Registrable Shares to which such Damages relate.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure so to notify the indemnifying Person shall not relieve the indemnifying Person from any liability that it may have to an indemnified Person except to the extent that the indemnifying Person is materially and adversely prejudiced thereby. The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent may not be unreasonably withheld). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel, if applicable) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person which are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case such maximum number of counsel for all indemnified Persons shall be two rather than one. If an indemnifying Person is entitled to, and elects to, assume the defense of a claim, the indemnified Person shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying Person shall not be obligated to reimburse the indemnified Person for the costs thereof. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification. The indemnifying Person shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified Person unless the indemnifying Person has also consented to such judgment or settlement.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or controlling Person of such indemnified Person and shall survive the transfer of Registrable Shares and the Termination Date but only with respect to offers and sales of Registrable Shares made before the Termination Date or during the period following the Termination Date referred to in Section 6(f).

(e) If the indemnification provided for in or pursuant to this Section 8 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, Damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, Damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of the indemnifying Person be greater in amount than the amount for which such indemnifying Person would have been obligated to pay by way of indemnification if the indemnification provided for under Section 8(a) or Section 8(b) hereof had been available under the circumstances.

Section 9. Securities Act Restrictions.

The Registrable Shares are restricted securities under the Securities Act and may not be offered or sold except pursuant to an effective registration statement or an available exemption from registration under the Securities Act. Accordingly, Huatai and any Transferee shall not, directly or through others, offer or sell any Registrable Shares except pursuant to a Registration Statement as contemplated herein or pursuant to Rule 144 or another exemption from registration under the Securities Act, if available. Prior to any transfer of Registrable Shares other than pursuant to an effective registration statement, Huatai or a Transferee, as applicable, shall notify the Company of such transfer and the Company may require Huatai or the Transferee, as applicable, to provide, prior to such transfer, such evidence that the transfer will comply with the Securities Act (including written representations or an opinion of counsel) as the Company may reasonably request. The Company may impose stop-transfer instructions with respect to any Registrable Shares that are to be transferred in contravention of this Agreement. Any certificates representing the Registrable Shares may bear a legend (and the Company’s share registry may bear a notation) referencing the restrictions on transfer contained in this Agreement until such time as such securities have ceased to be (or are to be transferred in a manner that results in their ceasing to be) Registrable Shares. Subject to the provisions of this Section 9, the Company will replace any such legended certificates with unlegended certificates promptly upon surrender of the legended certificates to the Company or its designee, to facilitate a lawful transfer or at any time after such shares cease to be Registrable Shares.

Section 10. Transfers of Rights.

(a) None of the rights of Huatai under this Agreement shall be transferrable to any other Person except for Permitted Transferees. If Huatai transfers any rights under this Agreement to a Permitted Transferee, such Permitted Transferee shall, together with all other such Permitted Transferees and Huatai (to the extent Huatai continues to hold Registrable Shares), have the rights of Huatai under this Agreement, but only if the Permitted Transferee signs and delivers to the Company a written acknowledgment (in form and substance satisfactory to the Company) that it has joined with Huatai and the other Permitted Transferees as a party to this Agreement and has assumed the rights and obligations of Huatai hereunder with respect to the rights transferred to it by Huatai. Each such transfer shall be effective when (but only when) the Permitted Transferee has signed and delivered such written acknowledgment to the Company. Upon any such effective transfer, the Permitted Transferee shall automatically have the rights and obligations so transferred, and Huatai’s obligations under this Agreement and the rights not so transferred shall continue. Notwithstanding any other provision of this Agreement, no Person who acquires securities transferred in violation of this Agreement or who acquires securities that are not or upon acquisition cease to be Registrable Shares (including any securities acquired in an underwritten offering or pursuant to Rule 144), shall have any rights under this Agreement with respect to such securities, and such securities shall not have the benefits afforded hereunder to Registrable Shares.

Section 11. Miscellaneous.

(a) Notices. Any notice or communication to the Company or Huatai and/or any Transferee by the other shall be duly given if sent by facsimile or in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows:

If to the Company:

AssetMark Financial Holdings, Inc.

1655 Grant Street, 10th Floor

Concord, California 94520

Attention: Ted Angus, General Counsel

E-mail: ted.angus@assetmark.com

Telephone: (925) 521-2237

If to any Holder:

Huatai International Investment Holdings Limited

Unit 5801-05, 58/F, The Center, 99 Queen’s Road Central

Hong Kong

Attention: Gene Liu, Business Development

E-mail: geneliu.htsc.com

Telephone: (+852) 3658 6109

The Company, on the one hand, and the Holders, on the other hand, may by notice to the other designate additional or different addresses for subsequent notices or communications.

(b) No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (i) an assignment, in the case of a merger or consolidation where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such merger or consolidation or the purchaser in such sale or (ii) an assignment by Huatai to a Permitted Transferee in accordance with the terms hereof.

(d) No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and Huatai (and any Transferee), any benefits, rights, or remedies (except as specified in Section 8 hereof).

(e) Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the non-exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, The City of New York, (b) that non-exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 11(a). To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(f) Counterparts. This Agreement may be executed in any number of counterparts (including by e-mail, PDF or facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(g) Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner such that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i) Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the Company and Huatai.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the date first written above.

ASSETMARK FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

HUATAI INTERNATIONAL INVESTMENT HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]